Exhibit 10(d)

BANK OF AMERICA
EXECUTIVE INCENTIVE COMPENSATION PLAN

Instrument of Amendment
THIS INSTRUMENT OF AMENDMENT (the “Instrument”) is executed this 23rd day of January, 2013 by BANK OF AMERICA CORPORATION, a Delaware corporation (the “Corporation”).
Statement of Purpose
The Corporation maintains the Bank of America Corporation Executive Incentive Compensation Plan (the “Plan”). The Corporation desires to amend the Plan as set forth herein to change the divisor price under the Plan from a five (5) day average closing price to a ten (10) day average closing price of the Corporation's common stock, preceding and including the applicable grant date. In Section 7 of the Plan, the Corporation has reserved the right to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended effective as of the date hereof as follows:
1.    The definition of “Fair Market Value” under Section 3 of the Plan is amended to read as follows:

“Fair Market Value” of a share of the Corporation's common stock as of a given date means the average Closing Price of a share of such common stock for the ten (10) consecutive trading days ending on the applicable date.

2.    Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.
IN WITNESS WHEREOF, the Corporation has caused this Instrument to be executed by its duly authorized officer as of the day and year first above written.

BANK OF AMERICA CORPORATION

By:	/s/ Andrea B. Smith
Andrea B. Smith, Global Head of Human Resources